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                                                                    EXHIBIT 11.1

                       GLOBAL VILLAGE COMMUNICATION, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)

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

                                                         Three Months Ended            Nine Months Ended
                                                             December 31,                December 31,
                                                         1997          1996           1997          1996
                                                        ------        ------         ------        ------
Net loss from continuing operations                    $(1,607)     $(30,946)      $(3,634)      $(35,925)
                                                       -------      --------       -------       --------
Discontinued Operations:
     Loss from discontinuing operations                $    --      $     --       $   --        $ (1,822)
     Gain (loss) on disposal of discontinued
       operations, net of taxes                          1,331        (9,800)        1,331         (7,667)
                                                       -------      --------       -------       --------
Net income (loss)                                      $ (276)      $(40,746)      $(2,303)      $(45,414)
                                                       ======       ========       =======       ========

Shares used in the computation of net income
(loss) per share:
     Basic                                              16,981        16,725        16,965         16,771
     Dilutive effect of stock options                       --            --            --             --
                                                       -------      --------       -------       --------
     Diluted                                            16,981        16,725        16,965         16,771
                                                       =======      ========       =======       ========

Basic earnings per share:
     Loss from continuing operations                   $ (0.09)      $ (1.85)      $ (0.21)      $  (2.14)
     Income (loss) from discontinued operations           0.07         (0.59)         0.07          (0.57)
                                                       -------      --------       -------       --------
Net income (loss)                                      $ (0.02)      $ (2.44)      $ (0.14)      $  (2.71)
                                                       =======      ========       =======       ========
Diluted earnings per share:
     Loss from continuing operations                    $(0.09)      $ (1.85)      $ (0.21)      $  (2.14)
     Income (loss) from discontinued operations           0.07         (0.59)         0.07          (0.57)
                                                       -------      --------       -------       --------
Net income (loss)                                      $ (0.02)     $  (2.44)      $ (0.14)      $  (2.71)
                                                       =======      ========       =======       ========
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